UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Amendment No. 1)

Under the Securities Exchange Act of 1934

R.H. DONNELLEY CORPORATION

(Name of Issuer)

Common Stock, $1.00 par value

(Title of Class of Securities)

74955W307

(CUSIP Number)

David M. McPherson, Esq. Latham & Watkins LLP 555 Eleventh Street NW Suite 1000 Washington, DC 20004-1304 (202) 637-2200	Jeffrey Ferguson, Esq. The Carlyle Group 1001 Pennsylvania Avenue NW Suite 220 S Washington, DC 20004 (202) 729-5626

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

November 14, 2006

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this statement because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D
CUSIP No. 74955W 30 7

1.	Name of Reporting Person:

TCG Holdings, L.L.C. I.R.S. Identification No. of Above Person (Entities Only):
2.	Check The Appropriate Box If A Member of Group (See Instructions):
(a) ☒
(b) ☐
3.	SEC Use Only:

4.	Source of Funds:

N/A
5.	Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	☐

6.	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned By Each Reporting Person With:	7. Sole Voting Power:

0
8. Shared Voting Power:

0
9. Sole Dispositive Power:

0
10. Shared Dispositive Power:

0

11.	Aggregate Amount Beneficially Owned By Each Reporting Person:

0
12.	Check Box if The Aggregate Amount In Row (11) Excludes Certain Shares (See Instructions):	☐

13.	Percent Of Class Represented By Amount In Row (11):

0.0%
14.	Type of Reporting Person

OO (Limited Liability Company)

SCHEDULE 13D
CUSIP No. 74955W 30 7

1.	Name of Reporting Person:

TC Group, L.L.C. I.R.S. Identification No. Of Above Person (Entities Only):
2.	Check The Appropriate Box If A Member of Group (See Instructions):
(a) ☒
(b) ☐
3.	SEC Use Only:

4.	Source of Funds:

N/A
5.	Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	☐

6.	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned By Each Reporting Person With:	7. Sole Voting Power:

0
8. Shared Voting Power:

0
9. Sole Dispositive Power:

0
10. Shared Dispositive Power:

0

11.	Aggregate Amount Beneficially Owned By Each Reporting Person:

0
12.	Check Box if The Aggregate Amount In Row (11) Excludes Certain Shares (See Instructions):	☐

13.	Percent Of Class Represented By Amount In Row (11):

0.0%
14.	Type of Reporting Person

OO (Limited Liability Company)

SCHEDULE 13D
CUSIP No. 74955W 30 7

1.	Name of Reporting Person:

TC Group III, L.L.C. I.R.S. Identification No. Of Above Person (Entities Only):
2.	Check The Appropriate Box If A Member of Group (See Instructions):
(a) ☒
(b) ☐
3.	SEC Use Only:

4.	Source of Funds:

N/A
5.	Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	☐

6.	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned By Each Reporting Person With:	7. Sole Voting Power:

0
8. Shared Voting Power:

0
9. Sole Dispositive Power:

0
10. Shared Dispositive Power:

0

11.	Aggregate Amount Beneficially Owned By Each Reporting Person:

0
12.	Check Box if The Aggregate Amount In Row (11) Excludes Certain Shares (See Instructions):	☐

13.	Percent Of Class Represented By Amount In Row (11):

0.0%
14.	Type of Reporting Person

OO (Limited Liability Company)

SCHEDULE 13D
CUSIP No. 74955W 30 7

1.	Name of Reporting Person:

TC Group III, L.P. I.R.S. Identification No. Of Above Person (Entities Only):
2.	Check The Appropriate Box If A Member of Group (See Instructions):
(a) ☒
(b) ☐
3.	SEC Use Only:

4.	Source of Funds:

N/A
5.	Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	☐

6.	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned By Each Reporting Person With:	7. Sole Voting Power:

0
8. Shared Voting Power:

0
9. Sole Dispositive Power:

0
10. Shared Dispositive Power:

0

11.	Aggregate Amount Beneficially Owned By Each Reporting Person:

0
12.	Check Box if The Aggregate Amount In Row (11) Excludes Certain Shares (See Instructions):	☐

13.	Percent Of Class Represented By Amount In Row (11):

0.0%
14.	Type of Reporting Person

PN

SCHEDULE 13D
CUSIP No. 74955W 30 7

1.	Name of Reporting Person:

TCG High Yield Holdings, L.L.C. I.R.S. Identification No. Of Above Person (Entities Only):
2.	Check The Appropriate Box If A Member of Group (See Instructions):
(a) ☒
(b) ☐
3.	SEC Use Only:

4.	Source of Funds:

N/A
5.	Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	☐

6.	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned By Each Reporting Person With:	7. Sole Voting Power:

0
8. Shared Voting Power:

0
9. Sole Dispositive Power:

0
10. Shared Dispositive Power:

0

11.	Aggregate Amount Beneficially Owned By Each Reporting Person:

0
12.	Check Box if The Aggregate Amount In Row (11) Excludes Certain Shares (See Instructions):	☐

13.	Percent Of Class Represented By Amount In Row (11):

0.0%
14.	Type of Reporting Person

OO (Limited Liability Company)

SCHEDULE 13D
CUSIP No. 74955W 30 7

1.	Name of Reporting Person:

TCG High Yield, L.L.C. I.R.S. Identification No. Of Above Person (Entities Only):
2.	Check The Appropriate Box If A Member of Group (See Instructions):
(a) ☒
(b) ☐
3.	SEC Use Only:

4.	Source of Funds:

N/A
5.	Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	☐

6.	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned By Each Reporting Person With:	7. Sole Voting Power:

0
8. Shared Voting Power:

0
9. Sole Dispositive Power:

0
10. Shared Dispositive Power:

0

11.	Aggregate Amount Beneficially Owned By Each Reporting Person:

0
12.	Check Box if The Aggregate Amount In Row (11) Excludes Certain Shares (See Instructions):	☐

13.	Percent Of Class Represented By Amount In Row (11):

0.0%
14.	Type of Reporting Person

OO (Limited Liability Company)

SCHEDULE 13D
CUSIP No. 74955W 30 7

1.	Name of Reporting Person:

Carlyle Partners III, L.P. I.R.S. Identification No. Of Above Person (Entities Only):
2.	Check The Appropriate Box If A Member of Group (See Instructions):
(a) ☒
(b) ☐
3.	SEC Use Only:

4.	Source of Funds:

N/A
5.	Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	☐

6.	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned By Each Reporting Person With:	7. Sole Voting Power:

0
8. Shared Voting Power:

0
9. Sole Dispositive Power:

0
10. Shared Dispositive Power:

0

11.	Aggregate Amount Beneficially Owned By Each Reporting Person:

0
12.	Check Box if The Aggregate Amount In Row (11) Excludes Certain Shares (See Instructions):	☐

13.	Percent Of Class Represented By Amount In Row (11):

0.0%
14.	Type of Reporting Person

PN

SCHEDULE 13D
CUSIP No. 74955W 30 7

1.	Name of Reporting Person:

CP III Coinvestment, L.P. I.R.S. Identification No. Of Above Person (Entities Only):
2.	Check The Appropriate Box If A Member of Group (See Instructions):
(a) ☒
(b) ☐
3.	SEC Use Only:

4.	Source of Funds:

N/A
5.	Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	☐

6.	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned By Each Reporting Person With:	7. Sole Voting Power:

0
8. Shared Voting Power:

0
9. Sole Dispositive Power:

0
10. Shared Dispositive Power:

0

11.	Aggregate Amount Beneficially Owned By Each Reporting Person:

0
12.	Check Box if The Aggregate Amount In Row (11) Excludes Certain Shares (See Instructions):	☐

13.	Percent Of Class Represented By Amount In Row (11):

0.0%
14.	Type of Reporting Person

PN

SCHEDULE 13D
CUSIP No. 74955W 30 7

1.	Name of Reporting Person:

Carlyle-Dex Partners L.P. I.R.S. Identification No. Of Above Person (Entities Only):
2.	Check The Appropriate Box If A Member of Group (See Instructions):
(a) ☒
(b) ☐
3.	SEC Use Only:

4.	Source of Funds:

N/A
5.	Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	☐

6.	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned By Each Reporting Person With:	7. Sole Voting Power:

0
8. Shared Voting Power:

0
9. Sole Dispositive Power:

0
10. Shared Dispositive Power:

0

11.	Aggregate Amount Beneficially Owned By Each Reporting Person:

0
12.	Check Box if The Aggregate Amount In Row (11) Excludes Certain Shares (See Instructions):	☐

13.	Percent Of Class Represented By Amount In Row (11):

0.0%
14.	Type of Reporting Person

PN

SCHEDULE 13D
CUSIP No. 74955W 30 7

1.	Name of Reporting Person:

Carlyle-Dex Partners II L.P. I.R.S. Identification No. Of Above Person (Entities Only):
2.	Check The Appropriate Box If A Member of Group (See Instructions):
(a) ☒
(b) ☐
3.	SEC Use Only:

4.	Source of Funds:

N/A
5.	Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	☐

6.	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned By Each Reporting Person With:	7. Sole Voting Power:

0
8. Shared Voting Power:

0
9. Sole Dispositive Power:

0
10. Shared Dispositive Power:

0

11.	Aggregate Amount Beneficially Owned By Each Reporting Person:

0
12.	Check Box if The Aggregate Amount In Row (11) Excludes Certain Shares (See Instructions):	☐

13.	Percent Of Class Represented By Amount In Row (11):

0.0%
14.	Type of Reporting Person

PN

SCHEDULE 13D
CUSIP No. 74955W 30 7

1.	Name of Reporting Person:

Carlyle High Yield Partners, L.P. I.R.S. Identification No. Of Above Person (Entities Only):
2.	Check The Appropriate Box If A Member of Group (See Instructions):
(a) ☒
(b) ☐
3.	SEC Use Only:

4.	Source of Funds:

N/A
5.	Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)	☐

6.	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned By Each Reporting Person With:	7. Sole Voting Power:

0
8. Shared Voting Power:

0
9. Sole Dispositive Power:

0
10. Shared Dispositive Power:

0

11.	Aggregate Amount Beneficially Owned By Each Reporting Person:

0
12.	Check Box if The Aggregate Amount In Row (11) Excludes Certain Shares (See Instructions):	☐

13.	Percent Of Class Represented By Amount In Row (11):

0.0%
14.	Type of Reporting Person

PN

SCHEDULE 13D

This Amendment No. 1 amends and supplements the Schedule 13D filed on February 10, 2006 (as amended, the “Schedule 13D”), filed by (1) TCG Holdings, L.L.C., a Delaware limited liability company, (2) TC Group, L.L.C., a Delaware limited liability company, (3) TC Group III, L.L.C., a Delaware limited liability company, (4) TC Group III, L.P., a Delaware limited partnership, (5) TCG High Yield Holdings, L.L.C., a Delaware limited liability company, (6) TCG High Yield, L.L.C., a Delaware limited liability company, (7) Carlyle Partners III, L.P., a Delaware limited partnership, (8) CP III Coinvestment, L.P., a Delaware limited partnership, (9) Carlyle-Dex Partners L.P., a Delaware limited partnership, (10) Carlyle-Dex Partners II L.P., a Delaware limited partnership, and (11) Carlyle High Yield Partners, L.P., a Delaware limited partnership (collectively, the “Reporting Persons”) as follows (unless otherwise indicated herein, all capitalized terms used herein shall have the meanings given to them in the Schedule 13D, and unless amended or supplemented hereby, all information previously filed remains in effect):

Item 4. Purpose of Transaction.

Carlyle Partners III, L.P., CP III Coinvestment, L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II L.P., and Carlyle High Yield Partners, L.P., (collectively, the “Carlyle Funds”) entered into an underwriting agreement (the “Underwriting Agreement”), dated November 9, 2006, among R.H. Donnelley Corporation (“Donnelley”), Lehman Brothers Inc., the Carlyle Funds and the other selling stockholders named therein, pursuant to which the Carlyle Funds agreed to sell all of their shares of Donnelley common stock (“Donnelley Common Stock”) to Lehman Brothers Inc. In accordance with the Underwriting Agreement, all of the Donnelley Common Stock beneficially owned by the Reporting Persons were disposed of on November 14, 2006.

In connection with the sale of the Donnelley Common Stock, Mr. James A. Attwood, Jr., who is associated with TCG Holdings, L.L.C. and its affiliated companies, tendered his resignation as a member of the Board of Directors of Donnelley, effective November 14, 2006.

Item 5. Interest in Securities of the Issuer.

Reporting Person	Amount beneficially owned as of November 14, 2006:	Percent of class:	Sole power to vote or to direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
TCG Holdings, L.L.C.	0	0.0%	0	0	0	0
TC Group, L.L.C.	0	0.0%	0	0	0	0
TC Group III, L.L.C	0	0.0%	0	0	0	0
TC Group III, L.P.	0	0.0%	0	0	0	0
TCG High Yield Holdings, L.L.C.	0	0.0%	0	0	0	0
TCG High Yield, L.L.C.	0	0.0%	0	0	0	0
Carlyle Partners III, L.P.	0	0.0%	0	0	0	0
CP III Coinvestment, L.P.	0	0.0%	0	0	0	0
Carlyle-Dex Partners L.P.	0	0.0%	0	0	0	0
Carlyle-Dex Partners II L.P.	0	0.0%	0	0	0	0
Carlyle High Yield Partners, L.P.	0	0.0%	0	0	0	0

The Reporting Persons ceased to be the beneficial owners of more than 5% of the Donnelley Common Stock on November 14, 2006.

TC Group, L.L.C. is the managing member of TC Group III, L.L.C. which is the general partner of TC Group III, L.P. and, accordingly, exercises investment discretion and control over the shares beneficially owned by each of Carlyle Partners III, L.P., CP III Coinvestment, L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II L.P., which we collectively refer to as the Carlyle Entities, through its indirect subsidiary TC Group III, L.P., which is the sole general partner of each of the Carlyle Entities. TC Group, L.L.C. is also the managing member of TCG High Yield Holdings, L.L.C. which is the managing member of TCG High Yield, L.L.C. and, accordingly, exercises investment discretion and control over the shares beneficially owned by Carlyle High Yield Partners, L.P. through its indirect subsidiary TCG High Yield, L.L.C., which is the sole general partner of Carlyle High Yield Partners, L.P. TCG Holdings, L.L.C., a Delaware limited liability company (“TCG”), is the sole managing member of TC Group, L.L.C., and, in such capacity, exercises investment discretion and control of the shares beneficially owned by TC Group, L.L.C. TCG is managed by a three-person managing board, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. The members of the managing board are William E. Conway, Jr., Daniel A. D’Aniello and David Rubenstein.

Except as described in this Schedule 13D, none of the Reporting Persons has effected any transactions in the shares of Donnelley Common Stock in the 60 days prior to the date of this statement.

Item 6. Contracts, Arrangements, Understandings or Relationships with respect to Securities of the Issuer.

The information set forth in Items 4 and 5 of this Schedule 13D and the Exhibits hereto are incorporated by reference herein.

The Sponsor Stockholders Agreement provides for termination on the date on which the Carlyle Funds no longer beneficially own, in the aggregate, at least 5% of the issued ad outstanding shares of Donnelley’s common stock, and was therefore terminated effective November 14, 2006 in connection with the sale of the Donnelley Common Stock pursuant to the Underwriting Agreement.

The descriptions of the Sponsor Stockholders Agreement and the Underwriting Agreement incorporated by reference into this Schedule 13D are qualified in their entirety by reference to such agreements.

Item 7. Material to be Filed as Exhibits.

1. Underwriting Agreement, dated November 9, 2006, by and among R.H. Donnelley Corporation, Lehman Brothers Inc., Carlyle Partners III, L.P., CP III Coinvestment, L.P., Carlyle High Yield Partners, L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II L.P. and the other selling stockholders named therein (incorporated by reference to Exhibit 1.1 to Donnelley’s Form 8-K filed with the Securities and Exchange Commission on November 14, 2006).

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 15, 2006

TCG HOLDINGS, L.L.C.

By:	/s/ James A. Attwood, Jr.
Name:	James A. Attwood, Jr.
Title:	Managing Director

TC GROUP, L.L.C.

By:	TCG Holdings, L.L.C.
its Managing Member

By:	/s/ James A. Attwood, Jr.
Name:	James A. Attwood, Jr.
Title:	Managing Director

TC GROUP III, L.L.C.

By:	TC Group, L.L.C.
its Managing Member

By:	TCG Holdings, L.L.C.
its Managing Member

By:	/s/ James A. Attwood, Jr.
Name:	James A. Attwood, Jr.
Title:	Managing Director

TC GROUP III, L.P.

By:	TC Group III, L.L.C.
its General Partner

By:	TC Group, L.L.C.
its Managing Member

By:	TCG Holdings, L.L.C.
its Managing Member

By:	/s/ James A. Attwood, Jr.
Name:	James A. Attwood, Jr.
Title:	Managing Director

TCG HIGH YIELD HOLDINGS, L.L.C.

By:	TC Group, L.L.C.
its Managing Member

By:	TCG Holdings, L.L.C.
its Managing Member

By:	/s/ James A. Attwood, Jr.
Name:	James A. Attwood, Jr.
Title:	Managing Director

TCG HIGH YIELD, L.L.C.

By:	TCG High Yield Holdings, L.L.C.
its Managing Member

By:	TC Group, L.L.C.
its Managing Member

By:	TCG Holdings, L.L.C.
its Managing Member

By:	/s/ James A. Attwood, Jr.
Name:	James A. Attwood, Jr.
Title:	Managing Director

CARLYLE PARTNERS III, L.P.

By:	TC Group III, L.P.,
its General Partner

By:	TC Group III, L.L.C.,
its General Partner

By:	TC Group, L.L.C.,
its Managing Member

By:	TCG Holdings, L.L.C.,
its Managing Member

By:	/s/ James A. Attwood, Jr.
Name:	James A. Attwood, Jr.
Title:	Managing Director

CP III COINVESTMENT, L.P.

By:	TC Group III, L.P.,
its General Partner

By:	TC Group III, L.L.C.,
its General Partner

By:	TC Group, L.L.C.,
its Managing Member

By:	TCG Holdings, L.L.C.,
its Managing Member

By:	/s/ James A. Attwood, Jr.
Name:	James A. Attwood, Jr.
Title:	Managing Director

CARLYLE-DEX PARTNERS L.P.

By:	TC Group III, L.P.,
its General Partner

By:	TC Group III, L.L.C.,
its General Partner

By:	TC Group, L.L.C.,
its Managing Member

By:	TCG Holdings, L.L.C.,
its Managing Member

By:	/s/ James A. Attwood, Jr.
Name:	James A. Attwood, Jr.
Title:	Managing Director

CARLYLE-DEX PARTNERS II L.P.

By:	TC Group III, L.P.,
its General Partner

By:	TC Group III, L.L.C.,
its General Partner

By:	TC Group, L.L.C.,
its Managing Member

By:	TCG Holdings, L.L.C.,
its Managing Member

By:	/s/ James A. Attwood, Jr.
Name:	James A. Attwood, Jr.
Title:	Managing Director

CARLYLE HIGH YIELD PARTNERS, L.P.

By:	TCG High Yield, L.L.C.,
its General Partner

By:	TCG High Yield Holdings, L.L.C.,
its Managing Member

By:	TC Group, L.L.C.,
its Sole Member

By:	TCG Holdings, L.L.C.,
its Managing Member

By:	/s/ James A. Attwood, Jr.
Name:	James A. Attwood, Jr.
Title:	Managing Director